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                     October 16, 2023

       He Yu
       Chairman and Chief Executive Officer
       Kuke Music Holding Limited
       Room 303, Beijing Broadcasting Tower
       No. Jia 14, Jianwaidajie
       Chaoyang District, Beijing
       People's Republic of China

                                                        Re: Kuke Music Holding
Ltd
                                                            Form 20-F for
Fiscal Year Ended December 31, 2022
                                                            File No. 001-39859

       Dear He Yu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services